SETTLEMENT AND CONVERSION AGREEMENT

THIS SETTLEMENT AND CONVERSION AGREEMENT (this "Agreement") is made this 10th day of April, 2006 by and between MICHAEL G. MARTIN, residing at 12 Tillman Court, Bridgewater, New Jersey 08807 ("Martin") and MAGNITUDE INFORMATION SYSTEMS, INC., a Delaware corporation, having its principal offices at 401 State Route 24, Chester, New Jersey 07930 (the "Company").

                              B A C K G R O U N D:

      WHEREAS, the Company and Martin executed and delivered a certain Resignation Agreement and collateral documents dated January 28, 2000, pursuant to the general provisions of which Martin resigned as an officer, director and employee of the Company and received certain compensation and consideration which included the issuance to him of Series C Senior Convertible Preferred Stock having a stated value of $900,000 (the "Preferred Stock") and accruing dividends at the rate of 7%, per annum (the "Dividend");

      WHEREAS, the Company and Martin negotiated an agreement pursuant to which the Company shall convert all of Martin's Preferred Stock and Dividends into 10,250,000 shares of the Company's common stock subject to certain transfer restraints as more fully described below and pay Martin $60,000 payable in $5,000 monthly payments.

      NOW, THEREFORE, based upon the mutual premises and promises made by the parties to each other and for other good and valuable consideration, the parties agree as follows:

      1. Conversion. The Company hereby agrees to convert the 100,000 shares of the Series C Convertible Preferred held of record by Martin and the accrued and outstanding cumulative dividends on such stock as of the date hereof into Ten Million Two Hundred Fifty Thousand (10,250,000) common shares of the Company. Martin hereby delivers to the Company his certificate representing all of his Series C Convertible Preferred Stock. The Company hereby delivers to Martin its fully executed Secretary's certificate and instruction letter addressed to its transfer agent, authorizing the issuance of 10,250,000 shares of the Company's common stock (the "Common Stock") to Martin. The letter to the transfer agent authorizing such issuance shall be accompanied by the legal opinion of Company counsel, instructing the transfer agent to issue the Common Stock as unrestricted securities pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "1933 Act").

      2. Lock-Up Agreement. Martin agrees to hold all of the Common Stock in his designated brokerage account at _______________________________________________
(the "Broker") and to instruct the Broker not to offer and sell more than 275,000 shares of the Common Stock during any three month period at any time during the twenty-four (24) month period following the date of this Agreement. The Company shall instruct the transfer agent with stop transfer instructions, limiting the transfer or sale of the Common Stock during any three month period at any time during the twenty-four (24) month period following the date of this Agreement to no more than 275,000 shares of the Common Stock. Notwithstanding anything set forth in this Paragraph 2 to the contrary, Martin shall be permitted to sell shares in excess of the 275,000 shares during any three month period of the subject two year period with the prior written consent of the Company.

      3. Payment. In partial consideration for Martin's promises set forth in this Agreement, the Company agrees to make an aggregate payment to Martin of $60,000, payable $5,000 per month commencing on April 10, 2006 and ending March 10, 2007. The Company shall make the $5,000 monthly payments to Martin in timely fashion and the Company shall pay a late fee of five (5%) percent of the amount due if not paid within five (5) days of any due date. In the further event that any monthly payment due to Martin under this Paragraph 3 is more than sixty (60) days late, all of the amounts due under this Paragraph 3 shall automatically become immediately due and owing to Martin and if Martin is compelled to obtain any balances due him under this Paragraph 3 by instituting a civil collection proceeding, the Company agrees to pay Martin all reasonable attorneys fees and court costs in connection therewith.

      4. Termination of Resignation Agreement. The Company and Martin agree that the Resignation Agreement is hereby terminated and no longer of any force and effect.

      5. Mutual Releases. The Company and Martin hereby mutually release each other forever, their respective heirs, executors, administrators, directors, officers, employees and agents, from and against any claims of any nature whatsoever arising out of any document or circumstance arising or that may arise out of any facts prior to the date of this Agreement.

      6. Noncompetition/Nonsolicitation. Martin hereby agrees that during the term of this Agreement he shall not directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in any business relating to ergonomic software that is in competition with any business actively conducted by the Company or any of its subsidiaries within the various states in which the Company conducts business; (b) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is, or was during the then most recent 24-month period, employed by or associated with the Company or any of its subsidiaries; (c) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 24-month period, a customer, client or prospect of the Company or any of its subsidiaries; or (d) perform any services relating to ergonomic software in competition with the Company for or on behalf of any such customer, client or prospect.

      7. Injunctive Relief. Without intending to limit the remedies available to the Company, Martin acknowledges that a breach of any of the covenants contained in Paragraph 6 of this Agreement may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Martin from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce any of the covenants in this Agreement. If for any reason a final decision of any court determines that the restrictions of Paragraph 6 under this Agreement are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable.

      8. Term. The term of this Agreement shall commence upon the date hereof and terminate upon the second anniversary date of this Agreement or sooner in the event all of the Common Stock that is subject to this Agreement is sold..

      9. Martin Acknowledgments. Martin hereby represents that he an accredited investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act") and that he is fully familiar with all of the Company's published annual, quarterly and current reports filed with the U.S. Securities and Exchange Commission (the "SEC"). Martin acknowledges that the Company has made no representation as to the value, if any, of its common shares to be issued to Martin pursuant to the terms of this Agreement.

      10. Miscellaneous. A. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the Separate written consent of the other parties.

      B. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      C. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

      D. This Agreement shall be governed by and construct in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.

      E. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

      F. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

      G. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      H. This Agreement may be executed in multiple counterparts, each of which shall constitute on and a single agreement.

      I. Any facsimile signature of any part to the Agreement or to any other Agreement or Document executed in connection of this Agreement should constitute a legal, valid and binding Execution by such parties.


                                   MAGNITUDE INFORMATION SYSTEMS, INC.


                                   By: /s/ Steven D. Rudnik
                                       ---------------------------
                                       Steven D. Rudnik, President



                                       /s/ Michael G. Martin
                                       ----------------------------
                                       Michael G. Martin, Individual